Se nt in el O ne Q 2 F Y 20 23 Q2 FY2023 Letter to Shareholders August 31, 2022

Q2 FY2023 LETTER TO SHAREHOLDERSSENTINELONE 1 To Our Shareholders Our second quarter results reflect strong demand for our transformative Singularity XDR platform. Our ARR grew a remarkable 122% year-over-year to $439 million, marking the sixth consecutive quarter of triple-digit growth. We’re delivering substantial growth with significant margin expansion driven by strong unit economics and scalable business model. We achieved the Rule of 60 in the second quarter. Our GAAP and non-GAAP gross margin expanded by 6 and 10 percentage points year-over-year, respectively. Similarly, our GAAP and non-GAAP operating margin expanded by 41 and 42 percentage points year-over-year. We’re investing for growth and delivering efficient returns. We once again achieved record customer growth and expansion, signifying rapid adoption of the Singularity XDR platform around the world. On an organic basis, we added a record number of new customers, including the largest customer contract in SentinelOne’s history1. Our success with large and medium enterprises remains a bright spot as customers deploy the full breadth of our expanding platform offerings. We’re seeing strong evidence of that from the expansion within our existing customer base – our net retention rate reached a new high of 137%. Our capabilities beyond the endpoint continue to be a source of growth and expansion. Singularity Cloud remained our fastest growing solution in Q2, followed by Data Retention and Ranger. At the same time, our channel and strategic partners are mag- nifying our market presence. These diverse ecosystems are fueling growth and increasing platform adoption. We completed the acquisition of Attivo Networks in May. By adding Attivo’s comprehensive identity security capabil- ities to our platform offerings, we are now protecting customers at both the device and end-user level. Identity is a critical attack surface commonly leveraged by bad actors to breach enterprises. Attivo puts us in a front-row seat in the identity security market and helps enterprises adopt a holistic Zero Trust strategy. We’re pleased with the integra- tion progress of Attivo for both go-to-market and technology alignment. We’re encouraged by early customer interest across the entire identity portfolio, including active directory assessment, identity security, and threat deception. Strong Demand Environment for Our Platform Demand for our AI-based and data-driven XDR platform remains strong, driven by the structural forces of digital transformation and a fervent threat landscape. Cyber security remains a top priority for enterprise IT spending and a must-buy for all enterprises. We’re encouraged by the broad-based strength across customers, geographies, and solutions. In Q2, we maintained extremely high win rates, and our pipeline grew to new highs, reinforcing our opti- mism around a vast future opportunity. At the same time, enterprises across all sectors of the economy are being impacted in different ways by evolving macro conditions. Like many other software companies, we’ve seen some signs of cost-consciousness and prudence around IT budgets. These trends have resulted in marginally longer sales cycles and more budgetary approvals. 1 Excluding customers gained from the acquisition of Attivo in Q2 FY23 01

Q2 FY2023 LETTER TO SHAREHOLDERSSENTINELONE 2 Nonetheless, the risks of not being protected by a leading security solution are too costly to ignore. Through Singularity XDR, we deliver what enterprises need the most: best-in-class protection and superior platform value. Singularity XDR’s autonomous protection delivers real enterprise value. We envisioned cyber security to be a catalyst for product consol- idation, attack surface reduction, and operational efficiency. We’re enabling enterprises to do more than ever through automation, data analytics, and machine speed XDR. A Unified XDR Platform Today, our unified XDR platform stands out from the crowd by covering essential attack surfaces across endpoint, cloud, and identity powered by a single data ingestion and analytics technology – harnessing the power of data analytics, machine learning, and artificial intelligence. Our XDR platform can process multiple petabytes of data and offers leading data retention capabilities that are critical for enterprise operational efficiency and data management. For SentinelOne customers, this means a more powerful user experience with complete security visibility across an enterprise’s data all in one place. We’ve taken a meaningful step in the evolution of XDR with Ingest and Skylight, which reduces the cost of log storage and eliminates inefficient data duplication.Powered by DataSet, SentinelOne’s fully-integrated data analytics engine XDR Ingest extends SentinelOne’s Storyline technology to deliver a unified, cloud-native platform for log data of all types at petabyte scale in real-time. Easily accessed through the Skylight user interface, Singularity XDR empowers security teams to rapidly triage, investigate, and respond at unprecedented speed and scale. We’ve enhanced our powerful and user-friendly interface with the new visualization feature XDR Process Graph that transforms fragmented data into valuable insights. With our unified Singularity XDR platform, we are able to deliver unparalleled scale, ana- lytics, security, and user experience. SentinelOne was recently recognized in the 2022 Gartner Hype Cycle across three modern cybersecurity domains – Identity Threat Detection and Response (ITDR), Extended Detection and Response (XDR), and Endpoint Detection and Response (EDR). SentinelOne’s inclusion across multiple strategic and fast-growing categories highlights our commit- ment to delivering scalable and cost-effective cybersecurity innovation at a rapid pace. Our technology is becoming the standard in autonomous threat prevention, detection, and response across every corner of the digital enterprise. Sustained Growth with Significant Margin Improvement Our platform unit economics and business model enable us to deliver significant growth and margin expansion while investing for growth. We continue to progress towards our long-term financial targets. And that’s evident once again in our Q2 results, where we achieved the Rule of 60. By growing our customer base and expanding our platform portfolio, we’re delivering margin improvement through 1) data-enabled efficiencies, where we’re able to collect data once and reuse it for multiple security applications, and 2) operational efficiencies from channel leverage and strong sales efficiency. Looking ahead, we’ll continue investing in our technology, people, and strategic partnerships. We remain agile, and our balanced approach continues to drive high growth and progress towards profitability. Given the large and growing market opportunity, we believe it’s the right strategy to invest for growth to optimize long-term success and yields.

Q2 FY2023 LETTER TO SHAREHOLDERSSENTINELONE 3 Q2 FY2023 Highlights • Annualized Recurring Revenue (ARR) grew 122% year-over-year to $439 million at the end of our fiscal second quarter. Revenue in the quarter grew 124% year-over-year to $103 million. • We added a record number of customers in the second fiscal quarter, over 1,100 customers sequentially. Total customer count grew by about 60% year-over-year to over 8,600 at quarter-end. Customers with ARR over $100K grew 117% year-over-year to 755. Dollar-based net revenue retention rate was 137%. • Fiscal second quarter GAAP gross margin was 65%, up 6 percentage points year-over- year. Non-GAAP gross margin was 72%, up 10 percentage points year-over-year. • Fiscal second quarter GAAP operating margin was (106)%, up 41 percentage points year-over-year. Non-GAAP operating margin was (57)%, up 42 percentage points year-over-year.

4Q2 FY2023 LETTER TO SHAREHOLDERSSENTINELONE Operating as an open venue for threat researchers, SentinelLabs is committed to sharing the latest in threat intelligence with a wider community of cyber defenders. The SentinelLabs team helps global enterprises and government bodies stay ahead of their adversaries by providing novel findings from the world of malware, exploits, advanced persistent threats (APTs), and cybercrime. SentinelLabs aims to cut through the noise of partial information with tools, context, and insights that strengthen our collective mission of a safer digital life for all. The SentinelLabs team works closely with government and industry-wide collaborators to further our shared goal of a safer cyberspace for all users. Through presentations, training, and workshops, we continue to foster strong relationships with the U.S., Western European agencies, and NATO, with particular regard to the ongoing invasion of Ukraine. To bolster these efforts, SentinelLabs recently announced its inaugural LABScon conference to serve as a premier forum for industries and governments to learn about and exchange cutting-edge research within the framework of solving common cyber defense challenges. Recent Highlights • Nation-state attackers are government-sponsored groups that perform cyber tradecraft on enterprises’ networks within other governing entities. Targeting these networks in stealth, nation-state attackers seek to exfiltrate or corrupt sensitive data and assets, disrupt critical infrastructure, and gather confidential intelligence. This type of cyberattacker tends to be highly resourced, making their behavior persistent and harder to detect. We named and tracked activity from Aoqin Dragon, Moshen Dragon, and Chinese-backed efforts of spying on Russian targets. • We’ve also identified accelerated adversarial efforts abusing cloud infrastructure this quarter and published our findings on the 8220 gang. A criminal group targeting cloud infrastructure services like AWS, Azure, GCP, Aliyun, and Qcloud, the 8220 gang works to deploy illicit cryptocurrency miners at their victims’ expense. SentinelLabs revealed that the attackers could grow their operation from 2,000 to over 30,000 hosts using a cloud botnet, a collection of connected devices compromised and controlled by malware to launch cyberattacks. • Our researchers addressed supply chain attacks against software developer pipelines, new macOS malware, and the use of malware to target human rights activists. We exposed a supply chain attack tracked as CrateDepression that targeted the cloud infrastructure pipelines used to produce mass consumer software. The industry is seeing more threat actors employ supply chain attacks to increase the efficiency of malware deployment.

Q2 FY2023 LETTER TO SHAREHOLDERSSENTINELONE 5 Technology Highlights Unlocking XDR: A Single Platform with Unified Data Back End and User Interface We’re pushing the boundaries of autonomous technology and XDR. Singularity XDR now covers essential enterprise attack surfaces – Endpoint, Cloud, and Identity – powered by a fully integrated, single data analytics engine. The transformational step of unifying the back end and user interface unlocks meaningful value to help organizations start to consolidate best-of-breed security coverage and move beyond traditional SIEM and log management products. We’re able to cost-efficiently collect, visualize, and correlate data from multiple sources in a single data lake that allows us to deliver a seamless customer experience. XDR Ingest: One Platform, One Data Back End We introduced XDR Ingest to offer customers a highly scalable data platform to ingest, correlate, retain, search, and action all enterprise security data – live or historical, from any source. XDR Ingest reduces the costs of log storage and eliminates inefficient data duplication. It provides the missing link for a holistic XDR strategy, introducing unification and eliminating a key barrier between security and data use cases. The Singularity XDR platform enables organizations to retain and process massive amounts of data in real-time, delivering log management, full data visibility, and autonomous threat detection and response with unmatched performance, scalability, and cost efficiency. We’re already running multiple Petabytes of data across our platform each day in a live, real-world environment. Skylight: Consolidated User Interface for Threat Hunting and Action Skylight unifies the user experience and platform engagement in a single console. Skylight provides complete visibility across endpoints, clouds, containers, IoT devices, and third-party sources – creating a single pane of glass for autono- mous action. Building upon DataSet’s ability to ingest, correlate, search, and action data from any source, SentinelOne Skylight enables security teams to seamlessly observe and hunt for threats across all security events. Elevating our customer’s experience with higher performance and streamlined user interface enables them to become more resource-efficient. For security teams, Skylight delivers newfound context and correlation across third-party data to autonomously prevent, detect, and respond to cyberattacks. Our patented Storylines are continuously updat- ed in real-time as new telemetry data is ingested from multiple sources, providing a complete picture of activity across the entire enterprise. XDR Process Graph: Enhanced Visualization Security teams need tools that present data in ways that make it easier to identify trends, patterns, and outliers within large data sets. By leveraging our patented Storyline technology, the new Singularity XDR Process Graph visually depicts context and insight. It exposes hidden connections, suspicious events, and a timeline of important Indicators of Attack (IOAs). With Process Graph, security teams can reduce triage time by easily expanding and moving between processes and their graphs with one click. It enriches the understanding of an adversary’s tactics, techniques, and procedures. SentinelOne’s new Singularity XDR Process Graph takes extended detection and response to the next level with consolidated telemetry that transforms fragmented data into valuable insights and visual indicators. 02

Building the XDR Ecosystem Through Technology Partnerships

We are continuously enhancing our XDR offerings by further integrating more ecosystem partners and offering more advanced data capabilities. We've partnered with other leading security vendors as we both embrace and enable the Zero Trust security model. Our recently announced integrations with Okta (identity), Proofpoint (email), Armis (IoT), Cribl (data), and many others demonstrate the strength of Singularity XDR as an open and ecosystem-friendly platform that brings together best-of-breed solutions to fill security gaps. The Singularity Marketplace offers one-click enterprise apps, making data ingestion and classification from diverse sources simple.

Hosted in Amazon Web Services (AWS) regions around the globe, SentinelOne delivers intuitive, real-time protection, detection, and response that spans user endpoints, cloud workloads, and IoT devices. Singularity Cloud delivers full-featured EDR directly to AWS workloads. In the second quarter, we built upon our partnership and presence in AWS by launching several technology integrations – Storage Sentinel, AWS Security Hub, SentinelOne App for AWS Elastic Disaster Recovery, and Support for AWS Graviton. Collectively, these innovations and partnership enhancements offer customers best-in-class cloud workload protection and improved visibility across cloud estates.


Endpoint Protection
Incident Response Tooling
Cloud Security
Identity, Detection & Response
Insider Threat & Deception
Attack Surface Management
Security Data Analytics
Managed Threat Services
Singularity XDR
Powered by STORYLINE
NATIVE DATA INGEST
Endpoint
Cloud
Identity
3RD PARTY DATA INGEST
Singularity Marketplace
LOG DATA INGEST

Singularity XDR Platform

SENTINELONE Q2 FY2023 LETTER TO SHAREHOLDERS 6

03 | Go-To-Market Highlights

We continued to scale our business on the back of leading endpoint protection, machine speed EDR, XDR innovations, and our powerful partner-supported go-to-market. In the second quarter, our ARR grew 122% year-over-year, driven by a combination of new customer growth and existing customer renewals and upsells. We saw broad-based strength across geographies. Our channel continues to magnify our reach and drive platform adoption. Our go-to-market teams generated a strong pipeline as we entered our fiscal third quarter.

Customer Growth

In the second quarter, we set a new customer growth record by adding over 750 new customers on an organic basis and over 350 customers from the acquisition of Attivo, bringing total quarterly customer adds to over 1,100. Total customer count grew about 60% year-over-year to over 8,600 in the second quarter. We continued to secure both large enterprises and medium-sized businesses and maintained high win rates across the board.

Our momentum with large enterprises was strong as we achieved higher growth among customers with ARR over $100K, which grew 117% year-over-year to 755. Our business mix from customers with ARR of over $100K continued to increase as a result of success with larger enterprises, channel ecosystem, and increasing adoption of modules.

We closed the largest new customer contract in SentinelOne's history with one of the most eminent multinational industrial companies in the world. In addition, we secured a number of prominent customer wins ranging from global technology giants to consumer goods companies, spanning both endpoint and cloud footprints. Large enterprises continue to select Singularity XDR for leading performance and platform breadth.


Customers > $100K ARR
at quarter end
755
117%
348
Q2'22
Q2'23
Total Customers
at quarter end
8,600+
-60%
5,400+
Q2'22
Q2'23

SENTINELONE Q2 FY2023 LETTER TO SHAREHOLDERS 7

Retention & Expansion

Retention and expansion among our existing customers was extremely strong. Our NRR reached a new high of 137% and remained well above our long-term target of over 120%. Our NRR was driven by strong subscription expansion (especially from our channel ecosystem) and cross-sell of adjacent solutions. We continue to balance customer growth with cross-selling new capabilities.

We're pleased with customer interest and the adoption of our adjacent capabilities. Singularity Cloud remained our fastest growing solution in Q2, followed by Data Retention and Ranger. These results clearly reflect the strong demand for our best-in-class runtime protection for cloud workloads, extended data retention, and attack surface management capabilities.


Net Retention Rate (NRR)
129%
130%
129%
131%
137%
Q2'22
Q3'22
Q4'22
Q1'23
Q2'23

Partner Ecosystem

Over the past few years, we have cultivated an extensive and diverse network of channel partners. Our go-to-market flywheel is unlocking a meaningful scale and strengthening our market position. In addition to our Value Added Reseller (VAR) partners, our strategic partners, including Managed Security Service Providers (MSSPs), Managed Detection and Response Providers (MDRs), and Incident Response (IR) firms, are further extending our reach and efficiency. We continue to grow our network by adding new partners, and we're enabling more of our existing partners to deploy the full breadth of Singularity capabilities.

In Q2, this model helped us achieve record customer additions and NRR, a growing pipeline, and operating leverage. Enterprises are increasingly turning to these strategic partners to address talent shortages and improve their security postures. Our partners – and customers – want automated solutions that reduce reliance on human-intensive processes. We've further differentiated our product-market fit by developing multi-tenant capabilities, fully customizable role-based access control, and a full set of open and documented APIs. We're pleased with the success and growth we're delivering alongside our partners as well as the diversity it brings to our business. These relationships are helping us achieve significant scale and reach, complementing our enterprise sales success.

SENTINELONE Q2 FY2023 LETTER TO SHAREHOLDERS 8

04 | Q2 FY2023 Financials

Our second quarter performance was driven by strong demand from new and existing customers as well as large and mid-sized enterprises seeking to modernize and automate their cybersecurity technology. Our GAAP and non-GAAP gross and operating margin significantly improved year-over-year, driven by higher revenue, increased scale, and operational efficiencies.

Annualized Recurring Revenue (ARR) & Revenue

Fiscal second quarter marked our sixth consecutive quarter of triple-digit growth. ARR grew 122% year-over-year to $439 million at the end of our fiscal second quarter. Net new ARR of $100 million more than doubled from the prior quarter, driven by a seasonal increase in our organic business and the inclusion of ARR from Attivo. The strength was broad-based across new customer adds, existing customer renewals, and upsells.

Total revenue grew 124% year-over-year to $103 million in our fiscal second quarter. International revenue represented 33% of total revenue, reflecting growth of 135% year-over-year. Our global go-to-market expansion and growing brand awareness contributed to strong growth across international geographies.



Annualized Recurring Revenue
$ million, year over year growth
127%
131%
123%
110%
122%
$198
$237
$292
$339
$439
Q2'22
Q3'22
Q4'22
Q1'23
Q2'23



Revenue
$ million, year over year growth
121%
128%
120%
109%
124%
$46
$56
$66
$78
$103
Q2'22
Q3'22
Q4'22
Q1'23
Q2'23

SENTINELONE Q2 FY2023 LETTER TO SHAREHOLDERS 9

Q2 FY2023 LETTER TO SHAREHOLDERSSENTINELONE 10 Gross Profit & Margin Gross profit was $66 million, or 65% of revenue, compared to 59% of revenue a year ago. Non-GAAP gross profit was $74 million, or 72% of revenue, compared to 62% of revenue a year ago. This significant year-over-year increase in GAAP and non-GAAP gross margin was driven by increasing scale, growing platform adoption, improved efficiencies, and a cloud-hosting cost benefit. Gross Margin 63% 66% GAAP Non-GAAP 59% 64% 62% 67% Q2'22 Q3'22 Q4'22 Q1'23 Q2'23 65% 68% 65% 72% Gross Margin % of revenue, GAAP & Non-GAAP Operating Expenses Total operating expenses were $174 million, including $42 million of stock-based compensation expense (SBC), employer payroll tax on employee stock transactions, amortization of acquired intangible assets, and acquisition- related compensation costs. Total operating expenses increased 85% year-over-year, largely due to an increase in headcount and SBC. Non-GAAP operating expenses were $132 million, representing 129% of revenue compared to $73 million or 160% of revenue a year ago. Non-GAAP operating expenses grew 80% year-over-year. The growth was driven by an increase in headcount as we continue to invest in the long-term scale and growth of our business. Research and development expenses were $55 million, up 77% year-over-year. On a non-GAAP basis, research and development expenses increased 85% year-over-year to $41 million and represented 40% of revenue, compared to 49% a year ago. The year-over-year increase was largely due to a higher headcount. Sales and marketing expenses were $79 million, up 93% year-over-year. On a non-GAAP basis, sales and marketing expenses increased 80% year-over-year to $66 million and represented 65% of revenue, compared to 81% a year ago. The year-over-year increase was largely due to a higher headcount. General and administrative expenses were $40 million, up 83% year-over-year. On a non-GAAP basis, general and administrative expenses grew 72% year-over-year to $25 million and represented 24% of revenue, compared to 31% a year ago. The year-over-year increase was largely due to a higher headcount.

Operating Expenses
% of revenue, GAAP & Non-GAAP
GAAP
NON-GAAP
48%
90%
68%
39%
77%
54%
31%
81%
49%
24%
65%
40%
Q2'22
Q2'23
Q2'22
Q2'23
R&D
S&M
G&A

Operating & Net Income (Loss)

GAAP operating margin was (106)%, compared to (147)% a year ago. Non-GAAP operating margin was (57)% compared to (98)% a year ago. The improvement in operating margin was a result of revenue growth outpacing the increase in our expenses.

GAAP net loss was $96 million, compared to $68 million a year ago. The larger loss reflects an increase in headcount and SBC. Non-GAAP net loss was $56 million compared to $46 million a year ago. The larger loss reflects an increase in headcount and public company operating costs.


Operating Income (Loss) & Margin
$ million and % of revenue, GAAP & Non-GAAP
GAAP
NON-GAAP
Q2'22
Q2'23
Q2'22
Q2'23
$(67)
$(108)
$(45)
$(58)
(147)%
(106)%
(98)%
(57)%
EBIT
EBIT Margin %

SENTINELONE Q2 FY2023 LETTER TO SHAREHOLDERS 11

Balance Sheet and Cash Flows

We ended the quarter with approximately $1.2 billion in cash, cash equivalents, and short-term investments. Our strong balance sheet provides flexibility and support to drive sustainable growth. We closed the acquisition of Attivo Networks on May 3, 2022, for $349 million in cash and approximately 6 million shares of common stock.

Net cash used in operating activities for the three months ended July 31, 2022, was $(62) million, compared to $(42) million a year ago. Free cash flow was $(67) million in the second quarter, compared to $(45) million a year ago.

05 Guidance

We are providing the following guidance for the third quarter of the fiscal year 2023, ending October 31, 2022, and for our full fiscal year 2023, ending January 31, 2023:

	Q3 FY23	Full-Year FY23
Revenue	$111 million	$415-417 million
Non-GAAP gross margin	71%	70.5-71%
Non-GAAP operating margin	(57)%	(58)-(55)%

In the third fiscal quarter, we expect revenue of about $111 million, reflecting growth of 98% year-over-year. For the full fiscal year 2023, we expect revenue of $415-417 million, reflecting growth of between 103-104% year-over-year, up from our prior guidance of 98% growth at the midpoint. While we're mindful of the impact that the macro environment can have on enterprises, we expect secular tailwinds around next-gen cybersecurity to persist, combined with benefits from our platform expansion, improved brand awareness, and scaling go-to-market.

We expect our third fiscal quarter non-GAAP gross margin to be about 71%. For the full fiscal year 2023, we expect non-GAAP gross margin to be between 70.5-71%, an increase compared to our prior guidance of 69-70%. Both our quarterly and full-year outlook reflect year-over-year gross margin expansion. We expect to continue benefiting from increasing scale, better data processing efficiencies, and module expansion.

Finally, we expect a non-GAAP operating margin of about (57)% for our third fiscal quarter. We're narrowing our full fiscal year range to (58)-(55)% from prior guidance of (60)-(55)%, reflecting an improvement at the midpoint. Both our quarterly and full-year outlook represent a meaningful year-over-year improvement, reflecting the increasing scale and efficiency of our business. In the fiscal year 2023, we expect to continue investing for growth while making progress towards our long-term profitability target.

The above statements are based on current targets as of the date of this letter, and we undertake no obligation to update them after such date. These statements are forward-looking, and actual results may differ materially due to many factors. Refer to the Forward-Looking Statements safe harbor below for information on the factors that could cause our action results to differ materially from these forward-looking statements.

SENTINELONE Q2 FY2023 LETTER TO SHAREHOLDERS 12

Q2 FY2023 LETTER TO SHAREHOLDERSSENTINELONE 13 Guidance for non-GAAP financial measures excludes stock-based compensation expense, employer payroll tax on employee stock transactions, amortization expense of acquired intangible assets, and acquisition-related compen- sation costs. We have not provided the forward-looking most directly comparable GAAP measures because certain items are out of our control or cannot be reasonably predicted. Accordingly, a reconciliation for non-GAAP gross mar- gin and non-GAAP operating margin is not available without unreasonable effort. However, it is important to note that material changes to reconciling items could have a significant effect on future GAAP results. We have provided a reconciliation of other GAAP to non-GAAP metrics in tables at the end of this letter. Closing We will host a conference call at 2:00pm Pacific time/5:00pm Eastern time today to discuss further details of our fiscal second-quarter results. A live webcast and replay will be available on SentinelOne’s Investor Relations website at investors.sentinelone.com. Thank you for taking the time to read our shareholder letter, and we look forward to your questions on our call this afternoon. Sincerely, Tomer Weingarten Nicholas Warner Dave Bernhardt President and CEO President, Security CFO 06

Forward-Looking Statements

This letter and the live webcast which will be held at 2:00 pm, EST on August 31, 2022, contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which statements involve risks and uncertainties, including statements regarding our future growth, and future financial and operating performance, including our financial outlook for the third quarter of fiscal 2023 and full-year fiscal 2023, including non-GAAP gross profit and non-GAAP operating margin, the impact of our acquisition of Attivo Networks, Inc. ("Attivo") on our business and financial results; statements regarding total addressable market, business strategy, acquisitions, and strategic investments, our reputation and performance in the market, general market trends, and our objectives are forward-looking statements. These forward-looking statements are made as of the date they were first issued and were based on current expectations, estimates, forecasts, and projections as well as the beliefs and assumptions of management. The words "believe," "may," "will," "potentially," "estimate," "continue," "anticipate," "intend," "could," "would," "project," "target," "plan," "expect," or the negative of these terms and similar expressions are intended to identify forward-looking statements. However, not all forward-looking statements contain these identifying words.

There are a significant number of factors that could cause our actual results to differ materially from statements made in this letter and live webcast, including: our limited operating history; our history of losses; intense competition in the market we compete in; fluctuations in our operating results; network or security incidents against us; our ability to successfully integrate any acquisitions and strategic investments, including the integration of Attivo; defects, errors or vulnerabilities in our platform; risks associated with managing our rapid growth; the continuing impact of the COVID-19 pandemic on our and our customers' business; our ability to attract new and retain existing customers, or renew and expand our relationships with them; the ability of our platform to effectively interoperate within our customers' IT infrastructure; disruptions or other business interruptions that affect the availability of our platform; the failure to timely develop and achieve market acceptance of new products, and subscriptions as well as existing products, subscriptions and support offerings; rapidly evolving technological developments in the market for security products and subscription and support offerings; length of sales cycles; risks of securities class action litigation; general market, political, economic, and business conditions, including those related to the continuing impact of COVID-19 and the effects of the recent conflict in Ukraine.

Additional risks and uncertainties that could affect our financial results are included under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" set in our filings and reports with the SEC, including our Annual Report on Form 10-K for our 2022 fiscal year, our most recently filed Quarterly Report on Form 10-Q, and other filings and reports that we may file from time to time with the SEC, copies of which are available on our website at investors.sentinelone.com and on the SEC's website at www.sec.gov.

You should not rely on these forward-looking statements, as actual outcomes and results may differ materially from those contemplated by these forward-looking statements as a result of such risks and uncertainties. All forward-looking statements in this letter and the live webcast are based on information and estimates available to us at the time of this letter, and we do not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date of this letter and live webcast or to reflect new information or the occurrence of unexpected events, except as required by law. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements.

SENTINELONE Q2 FY2023 LETTER TO SHAREHOLDERS 14

Q2 FY2023 LETTER TO SHAREHOLDERSSENTINELONE 15 Non-GAAP Financial Measures In addition to our results determined in accordance with GAAP, we believe the following non-GAAP measures are useful in evaluating our operating performance. We use the following non-GAAP financial information to evaluate our ongoing operations and for internal planning and forecasting purposes. Non-GAAP financial information excludes stock-based compensation expense, employer payroll tax expense related to employee stock transactions and amor- tization of acquired intangible assets. We believe that non-GAAP financial information, when taken collectively, with the financial information presented in accordance with GAAP, may be helpful to investors because it provides con- sistency and comparability with past financial performance. However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool, and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Other companies, including companies in our industry, may calculate similarly titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. In addition, the utility of free cash flow as a measure of our liquidity is limited as it does not represent the total increase or decrease in our cash balance for a given period. Reconciliations between non-GAAP financial measures to the most directly comparable financial measure stated in accordance with GAAP are contained at the end of the earnings press release following the accompanying financial data. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non- GAAP financial measures to their most directly comparable GAAP financial measures and not rely on any single finan- cial measure to evaluate our business. Non-GAAP Gross Profit and Non-GAAP Gross Margin We define non-GAAP gross profit and non-GAAP gross margin as GAAP gross profit and GAAP gross margin, respec- tively, excluding stock-based compensation expense, employer payroll tax on employee stock transactions, and amortization of acquired intangible assets. We believe non-GAAP gross profit and non-GAAP gross margin provide our management and investors consistency and comparability with our past financial performance and facilitate peri- od-to-period comparisons of operations, as these measures eliminate the effects of certain variables unrelated to our overall operating performance. Non-GAAP Loss from Operations and Non-GAAP Operating Margin We define non-GAAP loss from operations and non-GAAP operating margin as GAAP loss from operations and GAAP operating margin, respectively, excluding stock-based compensation expense, employer payroll tax on employee stock transactions, and amortization of acquired intangible assets. We believe non-GAAP loss from operations and non-GAAP operating margin provide our management and investors consistency and comparability with our past financial performance and facilitate period-to-period comparisons of operations, as these metrics generally eliminate the effects of certain variables unrelated to our overall operating performance. Non-GAAP Net Loss and Non-GAAP Net Loss per Share, Basic and Diluted We define non-GAAP net loss as GAAP net loss excluding stock-based compensation expense, employer payroll tax on employee stock transactions, and amortization of acquired intangible assets. We define non-GAAP net loss per share, basic and diluted, as non-GAAP net loss divided by the weighted-average common shares outstanding. Since

Q2 FY2023 LETTER TO SHAREHOLDERSSENTINELONE 16 we have reported net losses for all periods presented, we have excluded all potentially dilutive securities from the calculation of net loss per share as their effect is anti-dilutive and accordingly, basic and diluted net loss per share is the same for all periods presented. We believe that excluding these items from non-GAAP net loss and non-GAAP net loss per share, diluted, provides management and investors with greater visibility into the underlying performance of our core business operating results. Free Cash Flow Free cash flow is a non-GAAP financial measure that we define as net cash provided by (used in) operating activities less cash used for purchases of property and equipment and capitalized internal-use software. We believe that free cash flow is a useful indicator of liquidity that provides information to management and investors, even if negative, as it provides useful information about the amount of cash generated (or consumed) by our operating activities that is available (or not available) to be used for other strategic initiatives. For example, if free cash flow is negative, we may need to access cash reserves or other sources of capital to invest in strategic initiatives. While we believe that free cash flow is useful in evaluating our business, free cash flow is a non-GAAP financial measure that has limitations as an analytical tool, and free cash flow should not be considered as an alternative to, or substitute for, net cash provided by (used in) operating activities in accordance with GAAP. The utility of free cash flow as a measure of our liquidity is limited as it does not represent the total increase or decrease in our cash balance for any given period and does not re- flect our future contractual commitments. In addition, other companies, including companies in our industry, may cal- culate free cash flow differently or not at all, which reduces the usefulness of free cash flow as a tool for comparison. Expenses Excluded from Non-GAAP Measures Stock-Based Compensation Expense Stock-based compensation expense is a non-cash expense that varies in amount from period to period and is de- pendent on market forces that are often beyond our control. As a result, management excludes this item from our internal operating forecasts and models. Management believes that non-GAAP measures adjusted for stock-based compensation expense provide investors with a basis to measure our core performance against the performance of other companies without the variability created by stock-based compensation as a result of the variety of equity awards used by other companies and the varying methodologies and assumptions used. Employer Payroll Tax on Employee Stock Transactions Employer payroll tax expenses related to employee stock transactions are tied to the vesting or exercise of underlying equity awards and the price of our common stock at the time of vesting, which varies in amount from period to period and is dependent on market forces that are often beyond our control. As a result, management excludes this item from our internal operating forecasts and models. Management believes that non-GAAP measures adjusted for employer payroll taxes on employee stock transactions provide investors with a basis to measure our core performance against the performance of other companies without the variability created by employer payroll taxes on employee stock transactions as a result of the stock price at the time of employee exercise. Amortization of Acquired Intangible Assets We amortize intangible assets that we acquire in conjunction with acquisitions, which results in non-cash expenses that may not otherwise have been incurred. We believe excluding the expense associated with intangible assets from non-GAAP measures allows for a more accurate assessment of its ongoing operations and provides investors with a better comparison of period-over-period operating results.

Q2 FY2023 LETTER TO SHAREHOLDERSSENTINELONE 17 Acquisition-Related Compensation Costs Acquisition-related compensation costs include cash-based compensation expense resulting from the employment retention of certain employees established in accordance with the terms of the Attivo acquisition. Acquisition-related cash-based compensation costs have been excluded as they were specifically negotiated as part of the Attivo acqui- sition in order to retain such employees and relate to cash compensation that was made either in lieu of stock-based compensation or where the grant of stock-based compensation awards was not practicable. In most cases, these acquisition-related compensation costs are not factored into management's evaluation of potential acquisitions or our performance after completion of acquisitions, because they are not related to our core operating performance. In addition, the frequency and amount of such charges can vary significantly based on the size and timing of acqui- sitions and the maturities of the businesses being acquired. Excluding acquisition-related compensation costs from non-GAAP measures provides investors with a basis to compare our results against those of other companies without the variability caused by purchase accounting. Income Tax Provision (Benefit) We believe that excluding the tax benefit associated with the partial reversal of the valuation allowance against our deferred tax assets for the second quarter of fiscal year 2023 provides our senior management as well as other users of our financial statements with a valuable perspective on the performance and health of the business. This partial reversal relates to realization of our deferred tax assets used to offset deferred tax liabilities recorded in the Attivo acquisition. This one-time benefit is not indicative of current or future operations and expenses. Key Business Metrics We monitor the following key metrics to help us evaluate our business, identify trends affecting our business, formu- late business plans and make strategic decisions. Annualized Recurring Revenue (ARR) We believe that ARR is a key operating metric to measure our business because it is driven by our ability to acquire new subscription customers and to maintain and expand our relationship with existing subscription customers. ARR represents the annualized revenue run rate of our subscription and capacity contracts at the end of a reporting period, assuming contracts are renewed on their existing terms for customers that are under contracts with us. ARR is not a forecast of future revenue, which can be impacted by contract start and end dates and renewal rates. Customers with ARR of $100,000 or More We believe that our ability to increase the number of customers with ARR of $100,000 or more is an indicator of our market penetration and strategic demand for our platform. We define a customer as an entity that has an active sub- scription for access to our platform. We count Managed Service Providers (MSPs), Managed Security Service Providers (MSSPs), Managed Detection & Response firms (MDRs), and Original Equipment Manufacturers (OEMs), who may pur- chase our products on behalf of multiple companies, as a single customer. We do not count our reseller or distributor channel partners as customers.

Q2 FY2023 LETTER TO SHAREHOLDERSSENTINELONE 18 Dollar-Based Net Retention Rate (NRR) We believe that our ability to retain and expand the revenue generated from our existing customers is an indicator of the long-term value of our customer relationships and our potential future business opportunities. Dollar-based net retention rate measures the percentage change in our ARR derived from our customer base at a point in time. To cal- culate these metrics, we first determine Prior Period ARR, which is ARR from the population of our customers as of 12 months prior to the end of a particular reporting period. We calculate Net Retention ARR as the total ARR at the end of a particular reporting period from the set of customers that are used to determine Prior Period ARR. Net Retention ARR includes any expansion and is net of contraction and attrition associated with that set of customers. NRR is the quotient obtained by dividing Net Retention ARR by Prior Period ARR. Definitions Customers: We define a customer as an entity that has an active subscription for access to our platform. We count MSPs, MSSPs, MDRs, and OEMs, who may purchase our product on behalf of multiple companies, as a single custom- er. We do not count our reseller or distributor channel partners as customers.

Q2 FY2023 LETTER TO SHAREHOLDERSSENTINELONE 19 July 31, January 31, 2022 2022 Assets Current assets: Cash and cash equivalents $269,493 $1,669,304 Short-term investments 949,883 374 Accounts receivable, net 106,380 101,491 Deferred contract acquisition costs, current 30,894 27,546 Prepaid expenses and other current assets 33,348 18,939 Total current assets 1,389,998 1,817,654 Property and equipment, net 33,031 24,918 Operating lease right-of-use assets 25,270 23,884 Deferred contract acquisition costs, non-current 44,429 41,022 Intangible assets, net 159,677 15,807 Goodwill 540,308 108,193 Restricted cash, non-current 64,207 2,747 Other assets 8,174 Total assets $2,265,094 $2,042,181 Liabilities and Stockholders’ Equity Current liabilities: Accounts payable $14,469 $9,944 Accrued liabilities 31,913 22,657 Accrued payroll and benefits 38,576 61,150 Operating lease liabilities, current 4,004 4,613 Deferred revenue, current 244,207 182,957 Total current liabilities 333,169 281,321 Deferred revenue, non-current 100,844 79,062 Operating lease liabilities, non-current 25,261 24,467 Other liabilities 66,004 6,543 Total liabilities 525,278 391,393 Stockholders’ equity: Preferred stock — — Class A common stock 20 16 Class B common stock 8 11 Additional paid-in capital 2,549,614 2,271,980 Accumulated other comprehensive income (loss) (2,013) 454 Accumulated deficit (807,813) (621,673) Total stockholders’ equity 1,739,816 1,650,788 Total liabilities and stockholders’ equity $2,265,094 $2,042,181 SENTINELONE, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands) (unaudited) 7,956

SENTINELONE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)	Three Months Ended July 31,		Six Months Ended July 31,	
(unaudited)	2022	2021	2022	2021
Revenue	$102,505	$45,750	$180,760	$83,145
Cost of revenue[1]	36,261	18,788	63,400	37,071
Gross profit	66,244	26,962	117,360	46,074
Operating expenses:				
Research and development[1]	54,989	31,037	100,870	58,857
Sales and marketing[1]	79,000	40,970	139,641	77,150
General and administrative[1]	40,447	22,110	75,337	38,834
Total operating expenses	174,436	94,117	315,848	174,841
Loss from operations	(108,192)	(67,155)	(198,488)	(128,767)
Interest income	3,222	21	4,309	44
Interest expense	(607)	(479)	(612)	(782)
Other income (expense), net	427	(373)	136	(966)
Loss before provision for income taxes	(105,150)	(67,986)	(194,655)	(130,471)
Provision for income taxes	(8,844)	177	(8,515)	326
Net loss	$(96,306)	$(68,163)	$(186,140)	$(130,797)
Net loss per share attributable to Class A and Class B common stockholders, basic and diluted	$(0.35)	$(0.57)	$(0.68)	$(1.59)
Weighted-average shares used in computing net loss per share attributable to Class A and Class B common stockholders, basic and diluted	277,417,227	120,520,061	273,424,105	82,394,440
[1] **Includes stock-based compensation expense as follows:**				
Cost of revenue	$2,399	$840	$4,247	$1,223
Research and development	13,495	8,823	23,958	15,962
Sales and marketing	9,715	3,905	16,811	5,952
General and administrative	15,392	7,825	27,615	11,693
Total stock-based compensation expense	$41,001	$21,393	$72,631	$34,830

SENTINELONE Q2 FY2023 LETTER TO SHAREHOLDERS 20

Q2 FY2023 LETTER TO SHAREHOLDERSSENTINELONE 21 Six Months Ended July 31, 2022 2021 CASH FLOW FROM OPERATING ACTIVITIES: Net loss $(186,140) $(130,797) Adjustments to reconcile net loss to net cash used in operating activities: Depreciation and amortization 10,794 3,637 Amortization of deferred contract acquisition costs 32,532 9,087 Non-cash operating lease costs 1,609 1,408 Stock-based compensation expense 72,631 34,830 Other (1,619) 105 Changes in operating assets and liabilities, net of effects of acquisition Accounts receivable 480 (10,339) Prepaid expenses and other assets (9,151) (11,190) Deferred contract acquisition costs (39,287) (16,477) Accounts payable 6,094 (5,108) Accrued liabilities 4,148 6,559 Accrued payroll and benefits (23,669) 6,864 Operating lease liabilities (2,737) (1,919) Deferred revenue 31,285 37,707 Other liabilities (8,447) 2,842 Net cash used in operating activities (111,477) (72,791) CASH FLOW FROM INVESTING ACTIVITIES: Purchases of property and equipment (4,101) (1,685) Purchases of intangible assets (194) — Capitalization of internal-use software (6,028) (2,852) Purchases of investments (1,243,594) — Maturities for short-term investments 291,845 — Cash paid for acquisition, net of cash and restricted cash acquired (281,032) (3,449) Net cash used in investing activities (1,243,104) (7,986) CASH FLOW FROM FINANCING ACTIVITIES: Payments of deferred offering costs (186) (5,068) Repayment of debt — (20,000) Proceeds from exercise of stock options 8,382 5,827 Proceeds from issuance of common stock under the employee stock purchase plan 8,682 — Proceeds from initial public offering and private placement, net of underwriting discounts and commissions — 1,388,563 Net cash provided by financing activities 16,878 1,369,322 EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS — 1,146 NET CHANGE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH (1,337,703) 1,289,691 CASH, CASH EQUIVALENTS, AND RESTRICTED CASH–Beginning of period 1,672,051 399,112 CASH, CASH EQUIVALENTS, AND RESTRICTED CASH–End of period $334,348 $1,688,803 SENTINELONE, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)

SENTINELONE, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures

(in thousands, except percentages and per share data) (unaudited)	Three Months Ended July 31,		Six Months Ended July 31,	
	2022	2021	2022	2021
Cost of revenue reconciliation:				
GAAP cost of revenue	$36,261	$18,788	$63,400	$37,071
Stock-based compensation expense	(2,399)	(840)	(4,247)	(1,223)
Employer payroll tax on employee stock transactions	(35)	—	(36)	—
Amortization of acquired intangible assets	(5,139)	(558)	(5,679)	(1,049)
Acquisition-related compensation	(148)	—	(148)	—
Non-GAAP cost of revenue	$28,540	$17,390	$53,290	$34,799
Gross profit reconciliation:				
GAAP gross profit	$66,244	$26,962	$117,360	$46,074
Stock-based compensation expense	2,399	840	4,247	1,223
Employer payroll tax on employee stock transactions	35	—	36	—
Amortization of acquired intangible assets	5,139	558	5,679	1,049
Acquisition-related compensation	148	—	148	—
Non-GAAP gross profit	$73,965	$28,360	$127,470	$48,346
Gross margin reconciliation:				
GAAP gross margin	65%	59%	65%	55%
Stock-based compensation expense	2%	2%	2%	1%
Employer payroll tax on employee stock transactions	—%	—%	—%	—%
Amortization of acquired intangible assets	5%	1%	3%	1%
Acquisition-related compensation	—%	—%	—%	—%
Non-GAAP gross margin*	72%	62%	70%	58%
Research and development expense reconciliation:				
GAAP research and development expense	$54,989	$31,037	$100,870	$58,857
Stock-based compensation expense	(13,495)	(8,823)	(23,958)	(15,962)
Employer payroll tax on employee stock transactions	(97)	—	(135)	—
Acquisition-related compensation	(359)	—	(359)	—
Non-GAAP research and development expense	$41,038	$22,214	$76,418	$42,895
Sales and marketing expense reconciliation:				
GAAP sales and marketing expense	$79,000	$40,970	$139,641	$77,150
Stock-based compensation expense	(9,715)	(3,905)	(16,811)	(5,952)
Employer payroll tax on employee stock transactions	(126)	—	(279)	—
Amortization of acquired intangible assets	(2,143)	(189)	(2,326)	(355)
Acquisition-related compensation	(535)	—	(535)	—
Non-GAAP sales and marketing expense	$66,481	$36,876	$119,690	$70,843

SENTINELONE Q2 FY2023 LETTER TO SHAREHOLDERS 22

SENTINELONE, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures

(in thousands, except percentages and per share data) (unaudited)	Three Months Ended July 31, 2022	Three Months Ended July 31, 2021	Six Months Ended July 31, 2022	Six Months Ended July 31, 2021
General and administrative expense reconciliation:				
GAAP general and administrative expense	$40,447	$22,110	$75,337	$38,834
Stock-based compensation expense	(15,392)	(7,825)	(27,615)	(11,693)
Employer payroll tax on employee stock transactions	(159)	—	(449)	—
Amortization of acquired intangible assets	(19)	(19)	(37)	(36)
Acquisition-related compensation	(336)	—	(336)	—
Non-GAAP general and administrative expense	$24,541	$14,266	$46,900	$27,105
Operating loss reconciliation:				
GAAP operating loss	$(108,192)	$(67,155)	$(198,488)	$(128,767)
Stock-based compensation expense	41,001	21,393	72,631	34,830
Employer payroll tax on employee stock transactions	417	—	899	—
Amortization of acquired intangible assets	7,301	766	8,042	1,440
Acquisition-related compensation	1,376	—	1,376	—
Non-GAAP operating loss*	$(58,096)	$(44,996)	$(115,539)	$(92,497)
Operating margin reconciliation:				
GAAP operating margin	(106)%	(147)%	(110)%	(155)%
Stock-based compensation expense	40%	47%	40%	42%
Employer payroll tax on employee stock transactions	—%	—%	—%	—%
Amortization of acquired intangible assets	7%	2%	4%	2%
Acquisition-related compensation	1%	—%	1%	—%
Non-GAAP operating margin*	(57)%	(98)%	(64)%	(111)%
Net loss reconciliation:				
GAAP net loss	$(96,306)	$(68,163)	$(186,140)	$(130,797)
Stock-based compensation expense	41,001	21,393	72,631	34,830
Employer payroll tax on employee stock transactions	417	—	899	—
Amortization of acquired intangible assets	7,301	766	8,042	1,440
Acquisition-related compensation	1,376	—	1,376	—
One-time income tax provision (benefit)	(9,667)	—	(9,667)	—
Non-GAAP net loss	$(55,878)	$(46,004)	$(112,859)	$(94,527)
Basic and diluted EPS reconciliation:				
GAAP net loss per share, basic and diluted	$(0.35)	$(0.57)	$(0.68)	$(1.59)
Stock-based compensation expense	0.15	0.18	0.27	0.42
Employer payroll tax on employee stock transactions	—	—	—	—
Amortization of acquired intangible assets	0.03	0.01	0.03	0.02
Acquisition-related compensation	—	—	0.01	—
One-time income tax provision (benefit)	(0.03)	—	(0.04)	—
Non-GAAP net loss per share, basic and diluted*	$(0.20)	$(0.38)	$(0.41)	$(1.15)

* Certain figures may not sum due to rounding.

SENTINELONE Q2 FY2023 LETTER TO SHAREHOLDERS 23

Q2 FY2023 LETTER TO SHAREHOLDERSSENTINELONE 24 Three Months Ended July 31, Six Months Ended July 31, 2022 2021 2022 2021 GAAP net cash used in operating activities $(62,126) $(41,993) $(111,477) $(72,791) Less: Purchases of property and equipment (1,293) (905) (4,101) (1,685) Less: Capitalized internal-use software (3,454) (1,839) (6,028) (2,852) Free cash flow $(66,873) $(44,737) $(121,606) $(77,328) Net cash used in investing activities $(384,579) $(2,744) $(1,243,104) $(7,986) Net cash provided by financing activities $11,974 $1,367,405 $16,878 $1,369,322 SENTINELONE, INC. Reconciliation of Cash Used in Operating Activities to Free Cash Flow (in thousands) (unaudited)

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